GREENLIGHT CAPITAL RE, LTD.

ANNOUNCES EXECUTIVE LEADERSHIP CHANGE

GRAND CAYMAN, Cayman Islands - December 19, 2016 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (“GLRE” or the “Company”), a specialist property and casualty reinsurance company headquartered in the Cayman Islands, today announced that Barton Hedges will be stepping down as Chief Executive Officer of the Company as of March 31, 2017 (the “Effective Date”). Mr. Hedges will also step down from the Company’s board of directors (the “Board”). Leonard Goldberg, the Company’s former Chief Executive Officer and current member of the Board, will become interim Chief Executive Officer as of the Effective Date in order to ensure a smooth transition until such time as a new CEO has been identified and retained. GLRE intends to undertake a fulsome succession process, including conducting a search process of internal and external candidates, to find a permanent successor to Mr. Hedges.

“On behalf of the Board, I want to thank Mr. Hedges for his contributions to GLRE over the last 11 years,” said David Einhorn, Chairman of the Board. “We would like to thank him for his efforts in implementing GLRE’s strategy and developing a talented, experienced team. We wish him all the best in his future endeavors.”
“I am proud of our accomplishments during my tenure with GLRE’s management team and as a member of the Board. I wish the Company and my long-time colleagues continued success,” said Mr. Hedges.
Mr. Goldberg added “We are confident that we have a strong platform to continue building upon. As we actively conduct the search for a new CEO, the team and I will continue our pursuit of a differentiated insurance and investment strategy designed to maximize returns over the long term.”
The Company further announced that it is not aware of any circumstance or event that will have a material adverse impact on the Company’s operations or financial position.
About Greenlight Capital Re, Ltd.
GLRE (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland. GLRE provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. Established in 2004, GLRE selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited. With a focus on deriving superior returns from both sides of the balance sheet, GLRE’s assets are managed according to a value-oriented equity-focused strategy that complements the Company’s business goal of long-term growth in book value per share.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of GLRE. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. GLRE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com